Exhibit 99.1

[Hudson United Bancorp Letterhead]

January 23, 2006

Directors and Executive Officers of
Hudson United Bancorp

Re:       Pension Blackout Period

Ladies and Gentlemen:

Wells Fargo Bank, N.A. the administrator of the Hudson United Bancorp and Subsidiaries Savings and Investment Plan (the “Plan”), has notified us that participants in the Plan will be prohibited from trading in the Company’s common stock beginning on January 23, 2006 at 4:00 p.m., eastern time.  The blackout period is expected to last until sometime during the week of February 13, 2006.  A copy of the notice being sent to Plan participants is enclosed.

Under SEC rules, you are prohibited from trading in the Company’s common stock during the entire blackout period.  While the blackout period is in effect, you (and your immediately family members who share your residence) should not engage in any discretionary purchase, sale or disposition of any of the Company’s common stock or options.  SEC regulations provide for enforcement actions by the SEC or private lawsuits to recoup any profit made in such prohibited transactions.  However, purchases that are automatically made by a plan, such as those pursuant to broad-based dividend or interest reinvestment plan, the Company’s stock purchase plan, or an existing plan that satisfies the affirmative defense conditions of Exchange Act Rule 10b5-1 will not be affected by the blackout so long as you did not have any knowledge of the blackout period when you made the choices under the applicable plan.

Because the Company was first notified by Wells Fargo about the blackout on January 20, 2006, the Company has determined that it was unable to provide the advance notice set forth in SEC rules.  The Company is providing this notice to you as soon as reasonably practicable after receiving the notification from Wells Fargo.

Please contact me if you should have any questions.

Very truly yours,

/s/ Timothy J. Matteson, Esq.
Timothy J. Matteson, Esq.
General Counsel and Senior Vice President

Hudson United Bancorp and Subsidiaries Savings and Investment Plan

Hudson United Bancorp Stock Fund

Notice of Company Stock Blackout Period

In order to convert the Hudson United Bancorp stock fund to the new TD Banknorth stock fund and to execute the tender offer elections, activity in the Hudson United Bancorp stock fund will need to be suspended for a brief period of time. As a result, you temporarily will be unable to: direct or diversify investments in your Hudson United Bancorp stock fund account, obtain a loan from your Hudson United Bancorp stock fund account, or obtain a distribution from your Hudson United Bancorp stock fund account.

This period, during which you will be unable to exercise these rights otherwise available under the plan, is called a “blackout period.” Whether or not you are planning retirement in the near future, we encourage you to carefully consider how this blackout period may affect your retirement planning, as well as your overall financial plan.

The Blackout Period for the Hudson United Bancorp and Subsidiaries Savings and Investment Plan – Hudson United Bancorp stock fund is expected to begin on Monday, January 23, 2006 at 3:00 pm Central Time/4:00 pm Eastern Time and is expected to end the week of February 13, 2006.

During the ending week, you can determine whether the Blackout Period has ended by calling the Benefits Helpline at 1-888-245-9798, or by accessing your account online at http://retirementplan.wellsfargo.com.

If you have selected Hudson United Bancorp as an investment election for your future contributions, please note that any contributions received by Wells Fargo for your 401(k) account from January 27, 2006 through the week of February 13, 2006 will be invested in the Wells Fargo Stable Return Fund.  If you wish to transfer these dollars from the Stable Return fund into the TD Banknorth stock fund, you will be able to initiate that transaction the week of February 13, 2006.  (This blackout period does not effect your election through Mellon Bank)

You should be aware that there is a risk to holding substantial portions of your assets in the securities of any one company, as individual securities tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds. Stocks that have wide price swings might have a large loss during the blackout period, and you would not be able to direct the sale of such stocks from your account during the blackout period. If you have any questions concerning this notice, you should contact, you should contact Ricardo Rojas, Senior Vice President of Operations, 1000 Mac Arthur Blvd, Mahwah, NJ  07430, (201) 236-2808.